Exhibit 99

Release Date: IMMEDIATE RELEASE September 27, 2005	Further Information: David J. Bursic President and Chief Executive Officer -or- Pamela M. Tracy Investor Relations Phone: (412) 364-1913

WVS FINANCIAL CORP. TO REPURCHASE
UP TO 125,000 SHARES OF COMMON STOCK

        PITTSBURGH, PENNSYLVANIA--WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, announced today that the Company’s Board of Directors authorized its Eighth Stock Repurchase Program. The Eighth Stock Repurchase Program will total 125,000 shares, or approximately 5% of the 2,369,167 shares expected to be outstanding upon completion of the current Seventh Stock Repurchase Program, and will commence upon completion of the current repurchase program. As of September 26, 2005, 5,543 shares remain to be repurchased under the current program as the Company has repurchased 119,457 shares.

        Repurchases are authorized to be made by the Company from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company’s stock benefit plans.

        WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

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